EXHIBIT 99.1

PRESS RELEASE
For immediate release

                 Ohio Valley Banc Corp. Joins Russell 3000 Index

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] has joined the broad-market Russell 3000(R) Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 26, 2009, according to the final list of additions posted on www.russell.com.

     Annual reconstitution of Russell's U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means Ohio Valley Banc Corp. is also included in the small-cap Russell 2000(R) Index as well as appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

     Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4 trillion in assets currently are benchmarked to them. The annual Russell reconstitution is usually one of the most highly-anticipated and heaviest trading days in the U.S. equity market, as asset managers seek to reconfigure their portfolios to reflect the composition of Russell's indexes. As such, the trading in Ohio Valley Banc Corp.'s shares has been volatile and heavy as many of these shares were purchased by or for Russell Index mutual funds, which are required to own the shares of the newly added companies when the Index is reconstituted.

     Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.